Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and presents the combined historical consolidated financial position and consolidated results of operations of The Gorman-Rupp Company (“Gorman-Rupp” or the “Company”) and the historical combined financial position and results of operations of the fuel transfer business, including the Fill-Rite and Sotera brands (the “Acquired Business”, “Fill-Rite” or “Tuthill Transfer Systems”), of Tuthill Corporation (“Tuthill”), adjusted to give effect to the May 31, 2022 acquisition of Tuthill Transfer Systems as further described in Note 1 – Description of the Transaction (the “Transaction”) and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Transaction accounting adjustments necessary to account for the acquisition of Tuthill Transfer Systems, under the acquisition method of accounting based on the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), whereby the assets and liabilities of Tuthill Transfer Systems are recorded by the Company at their respective fair values as of the date the Transaction was completed (otherwise referred to as the “Closing Date” which is May 31, 2022).

•

Adjustments to conform certain accounting policies and financial statement presentations of Tuthill Transfer Systems to those of the Company. These are shown in a separate column as “other transaction accounting adjustments.”

•

The Company, as borrower, and certain direct, wholly-owned subsidiaries of the Company, as guarantors, entering into: (i) a Senior Secured Credit Agreement, whereby the Company is provided with a Senior Term Loan Facility in an initial aggregate principal amount of $350.0 million (the “Senior Term Loan Facility”), a credit facility in an aggregate principal amount of up to $100.0 million (the “Credit Facility”), and (ii) a Subordinated Credit Agreement covering a term loan facility in an initial aggregate principal amount of $90.0 million (the “Subordinated Credit Facility”), with several lenders from time to time party thereto, with JP Morgan Chase Bank, N.A., (“JPM”), as administrative agent, and as sole bookrunner and sole lead arranger. On the Closing Date, the Company borrowed a total of $350.0 million under the Senior Term Loan Facility and $5.0 million under the Credit Facility, which along with the proceeds of the Subordinated Credit Facility of $90.0 million and cash on hand, was used to finance the Transaction. The adjustments related to the incurrence of this indebtedness are shown in a separate columns as “other transaction accounting adjustments.”

•

Adjustments to reflect transaction costs that would have been incurred had the Transaction been effected as at January 1, 2021. These are shown in a separate column as “other transaction accounting adjustments.”

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with: (i) the historical unaudited consolidated financial statements of the Company and the related notes included in the Company’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2022, (ii) the historical audited consolidated financial statements of the Company and the related notes included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2021, (iii) the historical unaudited combined financial statements of Tuthill Transfer Systems and the related notes as of and for the three months ended March 31, 2022 included as Exhibit 99.2 and (iv) the historical audited combined financial statements of Tuthill Transfer Systems and the related notes as of and for the year ended December 31, 2021 included as Exhibit 99.1, in this Current Report on Form 8-K/A, adjusted based on management reviews of the financial information of Tuthill Transfer Systems.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical unaudited condensed consolidated balance sheet of The Gorman-Rupp Company as of March 31, 2022 and the historical unaudited balance sheet of Tuthill Transfer Systems as of March 31, 2022 on a pro forma basis as if the Transaction, the incurrence of certain indebtedness by the Company to finance the Transaction and the other events contemplated by the Asset Purchase Agreement, as summarized below, had been consummated by March 31, 2022. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2022 and the year ended December 31, 2021 combines the historical consolidated statements of income of the Company for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, and historical unaudited combined statements of operations of Tuthill Transfer Systems for the three months ended March 31, 2022 and the audited historical combined statement of operations for the year ended December 31, 2021, respectively, on a pro forma basis as if the Transaction, the incurrence of certain indebtedness by the Company to finance the Transaction, and the other events contemplated by the Asset Purchase Agreement, as summarized below, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information is provided for information purposes only. The unaudited pro forma condensed combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition of Tuthill Transfer Systems and the related financing occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The Company’s actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under United States Generally Accepted Accounting Principles (“GAAP”). GAAP requires that a business acquisition is accounted for under the acquisition method of accounting, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the contemplated Transaction, the Company will be treated as the accounting acquirer. On the acquisition date, the identifiable assets acquired and liabilities assumed and goodwill will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date. While pro forma adjustments related to Tuthill Transfer Systems’ assets and liabilities were based on estimates of fair value determined from preliminary information received from Tuthill and initial discussions between the Company and Tuthill management, due diligence efforts, and information available in the historical audited financial statements of Tuthill Transfer Systems and the related notes, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets to be acquired and the liabilities to be assumed from the Transaction, as well as the identification of all adjustments necessary to conform the Company’s and Tuthill Transfer Systems’ accounting policies, remain subject to completion because, amongst other things, prior to the closing of the Transaction, both companies were limited in their ability to share information. Thus, certain valuations and other studies have yet to progress to a stage where there is sufficient information available for a definitive measurement. The Company intends to complete the valuations and other studies and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the Closing Date of the Transaction. The assets and liabilities of Tuthill Transfer Systems have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, based on information that is currently available. Accordingly, actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material.

Also, the Company has not identified all significant adjustments necessary to conform the accounting policies of Tuthill Transfer Systems to the Company’s accounting policies. As more information becomes available, a more detailed review of Tuthill Transfer Systems’ accounting policies will be performed, which could result in identification of differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

Further, the unaudited pro forma condensed combined financial information does not include management’s adjustments that depict or give effect to any cost savings, operating synergies, or revenue synergies that may result from the Transaction or the costs to achieve such synergies.

As a result of the foregoing, the pro forma adjustments reflected herein are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

The Gorman-Rupp Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2022

(in thousands of U.S. dollars, except share and per share data)

	The Gorman- Rupp Company (Historical)	Tuthill Transfer Systems (Historical)	Reclassification (Note 4b)	Tuthill Transfer Systems (Adjusted Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro forma Condensed Combined
Assets
Current assets:
Cash and cash equivalents	$122,686	$—	$—	$—	$(526,301)	5	$429,765	9	$26,150
Accounts receivable, net	67,711	22,931	—	22,931	(1,538)	5, 6a	(120)	6a	88,984
Inventories, net	89,974	8,369	—	8,369	3,733	5, 6a	(109)	6a	101,967
Prepaid and other	8,314	656	—	656	410	5, 6a	8,364	6a, 7d, 7f	17,744

Total Current assets	288,685	31,956		31,956	(523,696)		437,900		234,845
Property, plant and equipment, net	104,238	12,483	—	12,483	12,022	5, 6b	(5,525)	7a	123,218
Other assets	5,470	—	—	—	2,600	5, 6c	1,704	4a, 6e, 7b, 7d	9,774
Goodwill and other intangible assets, net	32,925	3,710	—	3,710	476,415	5, 6c, 6d	(15,044)	7b	498,006

Total assets	$431,318	$48,149	$—	$48,149	$(32,659)		$419,035		$865,843

Liabilities and equity
Current liabilities:
Trade and other payables	$41,674	$—	$12,242	$12,242	(2,741)	5, 6g	$—		$51,175
Accounts payable and accrued expenses		14,787	(14,787)	—	—		—		—
Deferred revenue and customer deposits	10,434	—	—	—	—		—		10,434
Current portion of long-term debt				—	—		17,208	6e	17,208
Accrued compensation and related	—	2,118	(2,118)	—	—		—		—
Accrued expenses	7,401	—	4,663	4,663	1,166	5, 6f	38,133	4a, 6a, 6f, 7c, 7e	51,363

Total Current liabilities	59,509	16,905	—	16,905	(1,575)		55,341		130,180
Deferred income taxes, net	—	1,059	—	1,059	(1,059)	6g	—		—
Pension and post retirement benefits	36,866	—	—	—	—		—		36,866
Long-term debt, net of current portion	—	—	—	—	—		418,076	6e	418,076
Other long-term liabilities	1,709	—	—	—	—		1,040	4a	2,749

Total liabilities	98,084	17,964	—	17,964	(2,634)		474,457		587,871

Equity:
Common shares without par value:
Authorized - 35,000,000 shares
Outstanding - 26,079,115 shares at March 31, 2021 and 26,103,661 shares at December 31, 2021 (net of treasury shares of 969,681 and 945,135 shares, respectively)	5,094	—	—	—			—		5,094
Parent Company net investment	—	30,185	—	30,185	(30,025)	5	(160)	5, 6a, 6b, 6c, 6e, 7c, 7d, 7e, 7f, 7g	—
Additional paid-in capital	1,698	—	—	—	—				1,698
Retained earnings	356,385	—	—	—	—		(55,262)	5, 6a, 6e, 7a, 7b, 7c, 7d, 7f, 7g	300,963
Accumulated other comprehensive loss	(29,943)	—	—	—	—		—		(29,943)

Total equity	333,234	30,185	—	30,185	(30,025)		(55,422)		277,972

Total liabilities and equity	$431,318	$48,149	$—	$48,149	$(32,659)		$419,035		$865,843

See accompanying notes to the unaudited pro forma condensed combined financial information.

The Gorman-Rupp Company

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2022

(in thousands of U.S. dollars, except share and per share data)

	The Gorman- Rupp Company (Historical)	Tuthill Transfer Systems (Historical)	Reclassification (Note 4c)	Tuthill Transfer Systems (Adjusted Historical)	Other Transaction Accounting Adjustments	Notes	Pro forma Condensed Combined
Net sales	$102,167	$41,289	$(322)	$40,967			$143,134
Cost of products sold	76,670	27,422	—	27,422	1	7a	104,093

Gross profit	25,497	13,867	(322)	13,545	(1)		39,041
Selling, general and administrative expenses	16,039	7,679	(322)	7,357	211	7b, 7d, 7e, 7g	23,607

Operating income	9,458	6,188	—	6,188	(212)		15,434
Other (expense) income, net	90	4	—	4	(6,966)	6e, 7c	(6,872)

Income before income taxes	9,548	6,192	—	6,192	(7,178)		8,562
Provision for income tax expense (benefit)	2,005	1,330	—	1,330	(1,537)	7f	1,798

Net income	$7,543	$4,862	$—	$4,862	$(5,641)		$6,764

Weighted-average earnings per share of common stock, basic and diluted	$0.29					8	$0.26
Weighted average number of shares outstandings	26,090,963						26,090,963

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

The Gorman-Rupp Company

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2021

(in thousands of U.S. dollars, except share and per share data)

	The Gorman- Rupp Company (Historical)	Tuthill Transfer Systems (Historical)	Reclassification (Note 4c)	Tuthill Transfer Systems (Adjusted Historical)	Other Transaction Accounting Adjustments	Notes	Pro Forma Condensed Combined
Net sales	$378,316	$132,683	$(928)	$131,755			$510,071
Cost of products sold	282,419	90,843	—	90,843	4,313	6a, 7a, 7b, 7g	377,575

Gross profit	95,897	41,840	(928)	40,912	(4,313)		132,496
Selling, general and administrative	56,541	23,465	(928)	22,537	12,612	6a, 7b, 7d, 7e, 7g	91,690

Operating income	39,356	18,375	—	18,375	(16,925)		40,806
Other (expense) income, net	(2,108)	(4)		(4)	(27,864)	6e, 7c	(29,976)

Income before income taxes	37,248	18,371		18,371	(44,789)		10,830
Provision for income tax expense (benefit)	7,397	3,845		3,845	(9,076)	7f	2,166

Net income	$29,851	$14,526	$—	$14,526	$(35,713)		$8,664

Weighted-average earnings per share of common stock, basic and diluted	$1.14					8	$0.33
Weighted average number of shares	26,119,376						26,119,376

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

The Gorman-Rupp Company

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.    Description of the Transaction

On April 26, 2022, The Gorman-Rupp Company entered into an Asset Purchase Agreement (the “APA”) to acquire the assets and assumed the liabilities of the fuel transfer business, including the Fill-Rite and Sotera brands (the “Acquired Business”, “Fill-Rite” or “Tuthill Transfer Systems”), of Tuthill Corporation (“Tuthill” or “Seller”), as defined in and upon the terms and conditions set forth in the APA, for a base purchase price of $525.0 million, before adjustment for any working capital amounts, and financing and transaction expenses (the “Transaction”). The Transaction was completed on May 31, 2022 (the “Closing Date”) for aggregate cash consideration of $526.3 million.

The Transaction was funded with indebtedness, consisting of $350.0 million from a Senior Secured Term Loan, $90.0 million from a Subordinated Unsecured Loan and $5.0 million from a new Credit Facility, and $81.3 million of cash on hand. The debt agreements covering these new facilities were entered into between the Company, as borrower, certain of the Company’s subsidiaries as guarantors, the several lenders from time to time party thereto, and JP Morgan Chase Bank, N.A., (“JPM”), as administrative agent, and as sole bookrunner and sole lead arranger (refer to Note 6.e for further details related to the financing completed as part of the Transaction).

2.    Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information and related notes have been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”). The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical unaudited consolidated balance sheet of the Company and the historical unaudited combined balance sheet of Tuthill Transfer Systems, after giving effect to the Transaction as if it had been completed by March 31, 2022. Both the Company and Tuthill Transfer Systems have a fiscal year end of December 31. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2022 and the year ended December 31, 2021 combine the historical unaudited consolidated statements of income of the Company and the historical unaudited combined statement of operations of Tuthill Transfer Systems for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, giving effect to the Transaction as if it had been completed on January 1, 2021.

The historical combined financial information of Tuthill Transfer Systems has been presented on a “carve-out” basis from Tuthill’s consolidated financial statements using the historical results of operations, the assets, and the liabilities of Tuthill Transfer Systems and includes allocations of corporate expenses and shared expenses from Tuthill. These allocations reflect significant assumptions and the financial statements may not fully reflect what Tuthill Transfer Systems’ financial position, results of operations, or cash flows would have been had it been a stand-alone company during the period presented. As a result, historical financial information is not necessarily indicative of Tuthill Transfer Systems’ future results of operations or financial position.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (a) directly attributable to the Transaction; (b) factually supportable; and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the results of the Company after taking into account the Transaction. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Company following completion of the Transaction. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial statements do not include any adjustments to these corporate and shared expense allocations from Tuthill, except as noted within the footnotes herein, nor the realization of any costs from operating efficiencies, synergies, or other restructuring activities that might result from the Transaction. Further, there may be additional charges related to restructuring or other integration activities resulting from the Transaction, the timing, nature, and amount of which the Company’s management cannot currently identify, and thus, such charges are not reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the Transaction involving the Company and Tuthill Transfer Systems under the acquisition method of accounting with the Company as the accounting acquirer. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Tuthill Transfer Systems, as of the acquisition date, will be recorded by the Company at their respective fair values, with the excess of the purchase consideration over the fair value of Tuthill Transfer Systems’ net assets allocated to goodwill. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the final purchase price allocation that will be completed no later than one year following the Closing Date since, among other reasons, prior to the closing of the Transaction, both companies were limited in their ability to share information.

3.     Accounting Policies

As part of preparing the pro forma condensed combined financial information, the Company conducted a preliminary review of the accounting policies of Tuthill Transfer Systems in order to determine if any differences require adjustment or reclassification of Tuthill Transfer Systems’ financial position and results of operation to conform to The Gorman-Rupp Company’s accounting policies and classifications. See Note 4 for additional information.

4.     Adjustment and Reclassification of Tuthill Transfer Systems’ historical financial information

Certain adjustments and reclassifications have been made to Tuthill Transfer Systems’ historical financial statements to conform to the Company’s accounting policies and presentation, as follows:

a.

As at March 31, 2022, an adjustment has been made to recognize the application of the Financial Accounting Standard’s Board (“FASB”) Accounting Standards Codification Topic 842, Leases (“ASC 842”) to certain operating lease contracts acquired, to conform to the Company’s policy and presentation for lease contracts, as follows (in thousands):

Description	Financial Statement Caption	As at March 31, 2022
Recognition of right-of-use assets and related lease obligation of operating leases acquired	Other Assets - Right of use (“ROU”) lease assets	$1,560

	Accrued expenses	$520
	Other long-term liabilities	$1,040

Tuthill Transfer Systems has not yet applied the provisions of ASC 842 in its historical financial statements and presented the operating leases as part of Selling, General and Administrative expenses – Rental expense, as incurred.

b.

The financial information presented in the “Tuthill Transfer Systems (Adjusted Historical)” column in the unaudited pro forma condensed combined balance sheet as at March 31, 2022 has been reclassified to conform to the Company’s presentation as indicated in the table below (in thousands):

Presentation in Tuthill Transfer Systems’ Balance Sheet	Presentation in unaudited pro forma condensed combined statement of income	Reclassifications Three months ended March 31, 2022
Current Liabilities
Accounts payable and accrued expenses	Trade and other payables	$10,124
Accounts payable and accrued expenses	Accrued expenses	$4,663
Accrued compensation and other related expenses	Trade and other payables	$2,118

c.

The financial information presented in the “Tuthill Transfer Systems (Adjusted Historical)” column in the unaudited pro forma condensed combined statement of income for the three months period ended March 31, 2022 and the year ended December 31, 2021 has been reclassified to conform to the Company’s presentation as indicated in the table below (in thousands):

Presentation in Tuthill Transfer Systems’ Statement of Income	Presentation in unaudited pro forma condensed combined statement of income	Reclassifications Three months ended March 31, 2022	Reclassifications Year ended December 31, 2021
Selling, General and Administrative Expenses
Discounts	Net sales	$(50)	$(135)
Customer fines	Net sales	(272)	(793)

Total reclassification		$(322)	$(928)

5.     Preliminary Purchase Price Allocation

Estimated Consideration

The total estimated consideration is calculated as follows (in thousands):

Amount
Base consideration	$525,000
Plus: Net working capital adjustment amount	1,301

Preliminary aggregated consideration	$526,301

The net working capital as at the Closing Date is equal to: (i) the current assets (other than cash) representing transferred assets (which is calculated net of reserves and allowances) minus (ii) the current liabilities (other than indebtedness and transaction expenses) representing assumed liabilities. The target net working capital was $15.8 million. If actual net working capital is below or above the target, there will be a decrease or an increase, respectively, to the purchase consideration paid by the Company. The balances above reflect the adjustment as if the Transaction had closed by March 31, 2022.

Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair value of Tuthill Transfer Systems’ assets to be acquired and liabilities to be assumed. Using the total preliminary aggregate consideration for the acquisition of $526.3 million, the Company has estimated the allocation to such acquired assets and assumed liabilities. The fair value assessments are preliminary and are based on available information and certain assumptions which the Company believes are reasonable. The following table summarizes the allocation of the preliminary aggregate consideration as of the Closing Date of the Transaction, which allocations were reflected in Tuthill Transfer Systems’ balance sheet as of March 31, 2022 for pro forma purposes as if the Transaction was completed by March 31, 2022 (in thousands).

Description	Amount
Assets acquired:
Accounts receivable		$21,273
Inventory		12,214
Customer backlog		2,600
Other current assets		914
Property, plant and equipment
Land	$510
Machinery and equipment	20,205
Building	3,790	24,505

Intangible assets other than goodwill
Technology	$39,800
Tradenames	10,700
Customer relationships	200,900	251,400

Goodwill		228,725

Total assets acquired		541,631

Current liabilities assumed:
Trade payables	$9,501
Accrued expenses	5,829	15,330

Allocated Preliminary Purchase Consideration		$526,301

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma condensed combined balance sheet and income statement. As of the date of this Current Report on Form 8-K/A, the Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Tuthill Transfer Systems’ assets acquired or liabilities assumed, other than a preliminary estimate for inventory, property and equipment, and intangible assets. Accordingly, apart from the aforementioned, certain assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Tuthill Transfer Systems’ assets and liabilities will be based on Tuthill Transfer Systems’ actual assets and liabilities as of the Closing Date and is expected to be completed within one year of the Closing Date. The final allocation when completed, could differ materially from the preliminary allocation used in the transaction accounting adjustments presented in the accompanying unaudited pro forma condensed combined financial information. The final allocation may include (i) changes in the fair values of property, plant and equipment; (ii) changes in allocations to intangible assets, such as customer relationships, trade names, developed technology, backlog, as well as goodwill; and (iii) other changes in assets and liabilities.

6.     Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as at March 31, 2022 are as follows:

a.	Represents adjustments to net working capital due primarily to the following:

(1)

Step-up and other inventory costing adjustments of $3.9 million, net of write off of supplies in inventory of $0.3 million. The adjustment steps up the pro forma balance sheet for Tuthill Transfer Systems’ inventories, which fair value calculation is preliminary and subject to change. The pro forma condensed combined statement of income for the year ended December 31, 2021 is also adjusted to increase cost of product sold by the same amount as the inventory that is expected to be sold within one year of the Closing Date.

(2)	Removal of bad debt accounts and other receivable adjustments of $1.7 million.

(3)

Additional prepayments for representation and warranty insurance, software costs, and taxes of $9.4 million and $0.4 million in prepaids acquired in connection with the acquisition of Tuthill Transfer Systems, reduced by write off of unusable prepaid expenses of $0.2 million and amortization of prepayments of $0.8 million.

b.

Represents an adjustment to recognize allocation of the purchase consideration to various property and equipment to be acquired in connection with the Transaction, and consisting of the following (in thousands):

Description	Preliminary Fair Value of Acquired Assets	Reversal of Historical balance	Pro Forma Adjustment	Estimated Remaining Life
Land	$510	$493	17	n/a
Building and improvements	3,790	3,495	295	10 years
Machinery and equipment	20,205	8,495	11,710	5 years

Total	$24,505	$12,483	$12,022

c.	Represents an adjustment to recognize allocation of the purchase consideration to the following acquired assets in connection with the Transaction, and consisting of the following (in thousands):

Description	Preliminary Fair Value of Acquired Assets	Reversal of Historical Balance	Pro Forma Adjustment	Estimated Remaining Life
Other Assets and Other Intangible Assets Other Than Goodwill
Other Assets
Backlog	$2,600	$—	$2,600	1 Year

Other Intangible Assets Other Than Goodwill
Customer relationships	200,900	—	200,900	20 Years
Trademark and patent	10,700	845	9,855	indefinite
Developed technology	39,800	—	39,800	20 years

Total Other Intangible Assets	$251,400	$845	$250,555

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

The estimated fair value of Tuthill Transfer Systems’ identified intangible assets includes definite-lived intangible assets such as customer relationships, developed technology and backlog. The assumptions used in estimating fair value were made solely for purposes of preparing the foregoing unaudited condensed combined pro forma financial information and the accounting treatment of acquired customer relationships and technology that were determinable at the closing of the transaction.

d.

Represents the elimination of Tuthill Transfer Systems’ historical goodwill of $2.9 million and the recognition of the preliminary goodwill of $228.7 million, or a net pro forma adjustment on goodwill of $225.8 million, for the amount of estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the Transaction.

e.

The increase to debt of $445.0 million reflects the new indebtedness incurred to finance the acquisition of Tuthill Transfer Systems. The debt issuance costs relating to the new indebtedness totaled $15.2 million, of which $12.8 million are presented as reduction to the related indebtedness and $2.4 million are presented in Other Assets. These debt issuance costs are amortized over the term of the respective new indebtedness. The following is the breakdown of the new indebtedness (in thousands):

	Senior term loan facility	Subordinated credit facility	Credit facility	Total
Senior Secured Credit Agreement	$350,000	$—	$5,000	$355,000
Subordinated Credit Agreement		90,000		$90,000

Other transaction accounting adjustment to debt	$350,000	$90,000	$5,000	$445,000
Less: Unamortized debt issuance costs	(6,169)	(3,547)		(9,716)

Total debt	$343,831	$86,453	$5,000	$435,284

Current portion of long-term debt				17,208

Long-term debt, net of current portion				$418,076

Unamortized debt issuance costs (presented as Other assets)			$1,763

Senior Secured Credit Agreement

On May 31, 2022, the Company entered into a Senior Secured Credit Agreement with several lenders, which provides a term loan of $350.0 million (“Senior Term Loan Facility”) and a credit facility up to $100.0 million (“Credit Facility”). The obligations under the Senior Secured Credit Agreement are secured by a first priority lien on substantially all of the Company’s personal property, and each of Patterson Pump Company, AMT Pump Company, National Pump Company and Fill-Rite Company (collectively, the “Guarantors”) has agreed to guarantee the obligations of the Company under the Senior Secured Credit Agreement and to secure the obligations thereunder by granting a first priority lien in substantially all of such Guarantor’s personal property. The Senior Term Loan Facility is payable in quarterly installment payments commencing on September 30, 2022, while the Senior Secured Credit Agreement will mature on May 31, 2027.

At the option of the Company, borrowings under the Senior Term Loan Facility and under the Credit Facility bear interest at either a base rate or at an Adjusted Term SOFR Rate, plus the applicable margin, which ranges from 0.75% to 1.75% for base rate loans and 1.75% to 2.75% for Adjusted Term SOFR Rate loans. The applicable margin is based on the Company’s senior leverage ratio. As of March 31, 2022, the applicable interest rate under the Senior Secured Credit Agreement was Adjusted Term SOFR plus 2.75%.

Subordinated Credit Agreement

On May 31, 2022, the Company entered into an unsecured subordinated credit agreement (“Subordinated Credit Agreement”) with one lender, which provides for a term loan of $90.0 million (the “Subordinated Credit Facility”). Each of the Guarantors has agreed to guarantee the obligations of the Company under the Subordinated Credit Agreement. The Subordinated Credit Agreement will mature on December 1, 2027.

At the option of the Company, borrowings under the Subordinated Credit Facility bear interest at either a base rate plus 8.0%, or at an Adjusted Term SOFR Rate plus 9.0%. As of March 31, 2022 borrowings under the Subordinated Credit Facility bear interest at an Adjusted Term SOFR Rate plus 9%.

Deferred debt issuance costs

The Company incurred total issuance costs of approximately $15.2 million related to the Senior Secured Credit Agreement and Subordinated Credit Agreement of which $12.8 million are shown as reduction to the related debt and $2.4 million are capitalized under Other assets in the accompanying unaudited condensed combined balance sheet. Of this amount, the Company determined that $12.8 million was related to the Senior Term Loan facility and the Subordinated Credit Facility and $2.4 million was related to the Credit Facility.

f.

Represents adjustments to recognize the purchase price allocation on accrued liabilities assumed and additional accruals for acquisitions of representation and warranty insurance, software, and incurrence of transaction costs and interest on debt in connection with the Transaction, net of reduction of income tax payable, with details as follows (in thousands):

Amount
Acquisition of R&W insurance	$1,962
Incurrence of transaction costs	6,894
Acquisition of software	521
Interest on long-term debts	31,143
Purchase price allocation adjustment	1,096
Reduction of income tax payable	(2,837)
Current portion of lease obligation	520

Total pro forma other transaction adjustment	$39,299

g.

Represents purchase price allocation adjustment to write down trade and other payables of $2.7 million and deferred tax liability of $1.0 million of Tuthill Transfer Systems that are not included on the liabilities to be transferred or assumed by the Company in relation to the Transaction.

7.     Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income

The adjustments included in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2022 and the year ended December 31, 2021, are as follows:

a.

Represents an adjustment to recognize depreciation on property and equipment to be acquired in connection with the Transaction, and reversal of depreciation expense recognized from historical statement of income of Tuthill Transfer Systems as follows (in thousands):

Description	Estimated Depreciation Expense based on Preliminary Fair Value of Acquired Assets	Reversal of Historical Balance of Acquired Assets	Pro Forma Other Transaction Adjustment - Cost of Products Sold
Depreciation expense for the period
3 months ended March 31, 2022	$1,105	$1,104	$1
12 months ended December 31, 2021	$4,420	$3,918	$502

b.

Represents an adjustment to recognize amortization of intangible assets except goodwill, and other assets to be acquired in connection with the Transaction, and reversal of amortization expense recognized from historical statement of income of Tuthill Transfer Systems as follows (in thousands):

Description	Estimated Amortization Expense based on Preliminary Fair Value of Acquired Assets	Reversal of Historical Balance of Acquired Asset	Pro Forma Other Transaction Adjustment - Selling, General and Administrative Expenses	Pro Forma Other Transaction Adjustment - Cost of Products Sold
Amortization of other assets (backlog) and other intangible assets other than goodwill:
Three months ended March 31, 2022	$3,009	$26	$2,983	$—
Twelve months ended December 31, 2021	$14,635	$98	$11,937	$2,600

c.

Represents a net increase to interest expense resulting from interest on the new indebtedness incurred to finance the acquisition of Tuthill Transfer Systems and the amortization of related debt issuance costs, with details as follows (in thousands):

	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Interest expense on new debt	$6,229	$24,914
Amortization of new debt issuance costs	737	2,950

Other transaction accounting adjustment to interest expense and other financing costs	$6,966	$27,864

d.

Represents amortization of prepaid representation and warranty insurance incurred by the Company as part of the arrangement for the purchase of Tuthill Transfer Systems. These will be amortized between three to six years, with details as follows (in thousands):

	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Prepaid expenses - representation and warranty insurance
Beginning balance	$1,526	$—
Purchases	—	1,962
Other transaction accounting adjustment - Selling, general and administrative	(109)	(436)

Balance, end of period	$1,417	$1,526

Other transaction accounting adjustment - Prepaid expenses - representation and warranty insurance
Short-term portion	$436	$436
Long-term portion	981	1,090

Total	$1,417	$1,526

e.

Represents an adjustment to record $6.9 million of estimated transaction costs related to the Transaction in general and administrative expenses. These costs were incurred by the Company subsequent to March 31, 2022 but prior to the Closing Date of May 31, 2022. These costs have not been included in the historical consolidated statement of income of the Company for the three months ended March 31, 2022 and the year ended December 31, 2021 and therefore are added as an additional expense for the year ended December 31, 2021 within the other transaction accounting adjustments These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

f.

This adjustment represents the estimated income tax effect of the pro forma adjustments. Statutory tax rate was applied to each acquisition and financing adjustment using the blended federal and state statutory rate of approximately 21% for the three months ended March 31, 2022 and 20% for the year ended December 31, 2021, with details below. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

Account	Financial statement caption	Three months ended March 31, 2022	Twelve months ended December 31, 2021
Income tax expense (benefit)	Provision for income tax expense (benefit)	$(1,537)	$(9,076)

g.

Certain Tuthill corporate allocations included within the historical statements of operations of Tuthill Transfer Systems for the three months ended March 31, 2022 (unaudited) and the year ended December 31, 2021 were excluded from the proforma condensed combined statements of income of Tuthill Transfer Systems as those costs are not expected to have a continuing impact on the combined company’s operating results in future period. The following accounts have been adjusted to remove these corporate allocations in the condensed combined statement of income (in thousands):

Description	Financial Statement Caption	Three months ended March 31, 2022

Corporate allocation – Pension and other employee benefits, logistics and back office support, insurance and depreciation	Selling, General, and Administrative expenses	$(2,925)

Description	Financial Statement Caption	Twelve months ended December 31, 2021
Corporate allocation - Pension and other employee benefits, logistics and back office support, insurance and depreciation	Selling, General and Administrative expenses	$(7,100)
Corporate allocation - Inventory adjustments	Cost of Product Sold	$(82)

8.    Net Income per Share

Represents the net income per share calculated using the Company’s historical weighted-average number of shares of common stock, basic and diluted. No new or additional shares were issued in exchange for the Transaction. Accordingly, there were no change in the historical weighted-average number of common stock, basic and diluted, for each of the periods ended March 31, 2022 and December 31, 2021.

9.    Changes in Cash and Cash Equivalents

The decrease in cash and cash equivalents of $96.5 million was determined as follows (in thousands):

Description	Amount
Sources of acquisition of Tuthill Transfer System
Proceeds from new debts	$445,000
Less: Debt issuance costs	(15,165)
Add: Credits provided by Tuthill to the Company	521
Company’s cash and cash equivalents	122,686

Total cash and cash equivalents, available	553,042

Uses for acquisition of Tuthill Transfer System
Preliminary cash consideration transferred	(526,301)
Transaction costs, net of accruals	(462)
Reimbursement of professional fees to Tuthill	(129)

Total cash uses	(526,892)

Cash and cash equivalents at end of period	$26,150

Cash and cash equivalent at beginning of period	$122,686
Add: Proceeds from new debts net of debt issuance costs	429,835
Add: Credits provided by Tuthill to the Company	521

Total cash and cash equivalents, available	553,042
Pro forma adjustment to cash and cash equivalents - Net cash used in Tuthill Transfer Systems acquisition	(526,892)

Cash and cash equivalents at end of period	$26,150